Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this joint Registration Statement on Form S-8 of Carnival Corporation and Carnival plc of our report dated January 26, 2024, relating to the financial statements, which appears in the Carnival Corporation and Carnival plc's Annual Report on Form 10-K for the year ended November 30, 2024.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

June 26, 2025